Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Verity Acquisition Corporation on Form S-1 of our report dated July 30, 2021, except for the second and third paragraph in Note 8, as to which the date is October 1, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of Verity Acquisition Corporation as of March 31, 2021, December 31, 2020 and 2019, and the results of its operations and its cash flows for the three months ended March 31, 2021, year ended December 31, 2020 and for the period from June 19, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

October 1, 2021